Exhibit 99.1

PRESS RELEASE

ASPEN REPORTS RESULTS FOR QUARTER AND SIX MONTHS ENDED
JUNE 30, 2015
Outstanding Quarter for Reinsurance with a 43.3% Loss Ratio
Continued Progress in U.S. Insurance Platform with 21% Growth in Gross Written Premium Through the Six Months
Annualized Net Income Return on Equity of 11.0% and Annualized Operating Return on Equity of 10.6% Through the Six Months

Hamilton, Bermuda, July 27, 2015 - Aspen Insurance Holdings Limited (“Aspen”) (NYSE: AHL) reported today net income after tax of $49.0 million, or $0.62 per diluted share, and operating income after tax of $72.2 million, or $0.99 per diluted share, for the second quarter of 2015.

Chris O’Kane, Chief Executive Officer, commented, “Through the first half of the year we continued to execute on our diversified Insurance and Reinsurance strategy, achieving a 10.6% annualized operating return on equity. Our Reinsurance segment once again had an excellent performance with an impressive accident year ex-cat loss ratio of 51.4% in the second quarter. In our Insurance segment our U.S. platform continued to grow into scale with 23.9% premium growth in the quarter. In our International markets, the rate environment varied by line and geography. We reduced our exposure in certain Energy-related Lloyd's lines where rates were under pressure and competition was intense and as a result our level of Insurance premiums declined. This, combined with several mid-sized losses, had a negative effect on this quarter’s Insurance results. We redeployed capital to those opportunities which were better rated and will continue to do so. We expect to achieve 11% operating return on equity for 2015."

Operating highlights for the quarter ended June 30, 2015

•	Gross written premiums decreased by 7.3% to $722.8 million in the second quarter of 2015 compared with the second quarter of 2014

_________________
Non-GAAP financial measures are used throughout this release as defined in footnote(1), starting on page 13.

•
Combined ratio of 93.6% for the second quarter of 2015 compared with 90.1% for the second quarter of 2014.  Net favorable development on prior year loss reserves of $31.1 million, or 5.1 combined ratio points, for the second quarter of 2015 compared with $31.8 million, or 5.2 combined ratio points, in the comparable period a year ago

•
Pre-tax catastrophe losses net of reinsurance recoveries totaled $11.9 million, or 2.0 combined ratio points, in the second quarter of 2015 compared with $22.1 million, or 3.6 combined ratio points, of pre-tax catastrophe losses net of reinsurance recoveries in the second quarter of 2014

Financial highlights for the quarter and six months ended June 30, 2015

•
Annualized net income return on average equity of 5.6% and annualized operating return on average equity of 8.8% for the quarter ended June 30, 2015 compared with 16.8% and 12.8%, respectively, for the second quarter of 2014

•
Annualized net income return on average equity of 11.0% and annualized operating return on average equity of 10.6% for the first half of 2015 compared with 16.2% and 13.8%, respectively, for the first half of 2014

•
Net income per diluted share of $0.62 for the quarter ended June 30, 2015 compared with net income per diluted share of $1.82 for the quarter ended June 30, 2014, and net income per diluted share of $2.50 for the six months ended June 30, 2015 compared with net income per diluted share of $3.48 for the six months ended June 30, 2014

•
Operating income per diluted share of $0.99 for the quarter ended June 30, 2015 compared with operating income per diluted share of $1.40 for the quarter ended June 30, 2014, and operating income per diluted share of $2.39 for the six months ended June 30, 2015 compared with operating income per diluted share of $2.94 for the six months ended June 30, 2014

•	Diluted book value per share of $45.16 at June 30, 2015 up 0.1% from December 31, 2014.

Segment Highlights

Insurance

Operating highlights for Insurance for the quarter ended June 30, 2015 include:

•	Gross written premiums of $462.1 million, a decrease of 3.9% compared with $480.9 million in the second quarter of 2014

•	Combined ratio of 103.6% compared with 95.5% for the second quarter of 2014

•
Prior year favorable reserve development of $7.0 million, or 2.1 combined ratio points, compared with prior year favorable reserve development of $3.4 million, or 1.0 combined ratio point, for the second quarter of 2014.

Growth in Property and Casualty was more than offset by a decline in Marine, Energy and Aviation as a result of decisions to decline business where the pricing levels were not deemed adequate for the underlying risk. The U.S. platform continued its record of strong growth with a 23.9% increase in gross written premium in the quarter.

The combined ratio of 103.6% for the second quarter of 2015 included $9.5 million, or 2.8 percentage points, of pre-tax catastrophe losses net of reinsurance recoveries. The combined ratio for the second quarter of 2014 included $10.2 million, or 3.0 percentage points, of pre-tax catastrophe losses net of reinsurance recoveries. For the quarter ended June 30, 2015, the Insurance accident year ex-cat loss ratio was 70.9% compared with 60.9%

a year ago. In the quarter there were a number of mid-sized losses primarily in property and energy, which equated to $40.0 million or 11.7 points on the accident year ex-cat loss ratio.

Mario Vitale, CEO of Insurance, commented, “We maintained our trajectory of disciplined growth in our U.S. Insurance business and, on a trailing twelve month basis, we have now reached a level of $579 million of net earned premium. In our International platform, we maintained discipline and chose not to renew a meaningful amount of business in the Energy sector. This market is experiencing intense competition and in our assessment the rates offered did not adequately reflect the underlying risks. We are redeploying that capital into areas where the rates are not as pressured, such as Financial and Professional lines and our U.K. Property and Casualty business and are excited about these areas of growth.”(2)

Reinsurance

Operating highlights for Reinsurance for the quarter ended June 30, 2015 include:

•	Gross written premiums of $260.7 million, a decrease of 12.6% from $298.4 million in the second quarter of 2014

•	Combined ratio of 75.3% compared with 75.5% for the second quarter of 2014

•
Prior year favorable reserve development of $24.1 million, or 9.0 combined ratio points, compared with $28.4 million prior year favorable loss reserve development, or 10.2 combined ratio points, for the second quarter of 2014

The combined ratio of 75.3% for the second quarter of 2015 included $2.4 million, or 0.9% percentage points, of pre-tax catastrophe losses, net of reinsurance recoveries. The combined ratio of 75.5% for the second quarter of 2014 included $11.9 million, or 4.3 percentage points, of pre-tax catastrophe losses, net of reinsurance recoveries. For the quarter ended June 30, 2015, the Reinsurance accident year ex-cat loss ratio was 51.4% compared with 50.7% a year ago.

Stephen Postlewhite, CEO of Reinsurance, commented on the quarter, “Aspen Re continues its track record of excellent results, demonstrating our relevance in the market, close client relationships, and responsive solutions. Our strategy of pursuing targeted expansion in areas where rates are under less pressure is reaping rewards.  We achieved growth in Asia, Latin America and MENA of 25% through the first half of the year and look forward to continuing to expand in those regions through our established international office network. While total gross written premium was down in the quarter on a GAAP basis, it was up 33% on an underwriting basis, highlighting the underlying strength of the business. Included in this growth were two large deals in our Other Property and Specialty sub-segments, with attractive expected returns, where we will recognize the related gross written premiums and earned premiums over future quarters. Through the six months we have seen strong performance in all of our sub-segments and we look forward to executing our strategy of profitable growth through the rest of the year and into 2016.”(2)

Investment performance

Aspen’s investment portfolio continues to be comprised primarily of high quality fixed income securities with an average credit quality of “AA-”. The average duration of the fixed income portfolio was 3.53 years at June 30, 2015 excluding the impact of interest rate swaps, or 3.38 years including the impact of interest rate swaps. The total return on Aspen’s aggregate investment portfolio was (0.56)% for the three months ended June 30, 2015 due primarily to a $90.6 million decrease in mark to market gains in the fixed income portfolio. In the first six months of 2015, Aspen’s aggregate investment portfolio had a positive total return of 0.48% despite a $53.8 million decrease in mark to market gains in the fixed income portfolio over the period.

Book yield as at June 30, 2015 on the fixed income portfolio was 2.57% compared to 2.65% at December 31, 2014.

Capital

Total shareholders’ equity was $3.4 billion at June 30, 2015.
During the second quarter of 2015, there were 1,003,195 ordinary shares repurchased at an average price of $47.06 per share for a total cost of $47.2 million. Aspen has $416.4 million remaining under its current share repurchase authorization as at July 27, 2015.

Outlook
Aspen continues to expect to achieve an operating return on equity of 11% in 2015.(2)

See “Forward-looking Statements Safe Harbor” below.

Earnings conference call and webcast

Aspen will host a conference call to discuss the results at 8:00 am (EDT) on Tuesday, July 28, 2015.

To participate in the July 28 conference call by phone
Please call to register at least 10 minutes before the conference call begins by dialing:

+1 (888) 317 6016 (US toll free) or
+1 (412) 317 6016 (international)
Conference ID 10068333
To listen live online
Aspen will provide a live webcast on Aspen’s website at www.aspen.co.
To download the materials
The earnings press release and a detailed financial supplement will also be published on Aspen’s website at www.aspen.co.

To listen later
A replay of the call will be available approximately two hours after the end of the live call for 14 days via phone and internet. To listen to the replay by phone please dial:

+1 (888) 317 6016 (US toll free) or
+1 (412) 537 6016 (international)
Replay ID 10068333
The recording will be also available at www.aspen.co on the Event Calendar page within the Investor Relations section.
For further information please contact

Investors
Kathleen de Guzman, Senior Vice President, Investor Relations, Aspen
Kathleen.deGuzman@aspen.co
+1 (646) 289 4912

Mark Jones, Vice President, Investor Relations, Aspen
Mark.P.Jones@aspen.co
+1 (646) 289 4945

Media
Steve Colton, Head of Communications, Aspen
Steve.Colton@aspen.co
+44 20 7184 8337

International - Citigate Dewe Rogerson
Caroline Merrell or Jos Bieneman
Caroline.Merrell@citigatedr.co.uk
Jos.Bieneman@citigatedr.co.uk
+44 20 7638 9571

North America - Sard Verbinnen & Co
Paul Scarpetta or Jamie Tully
+1 (212) 687 8080

Aspen Insurance Holdings Limited
Summary consolidated balance sheet (unaudited)
$ in millions, except per share data

	As at June 30, 2015	As at December 31, 2014

ASSETS
Total investments	$7,363.7	$7,428.9
Cash and cash equivalents	1,148.4	1,178.5
Reinsurance recoverables	594.4	556.8
Premiums receivable	1,249.9	1,011.7
Other assets	597.8	540.4
Total assets	$10,954.2	$10,716.3

LIABILITIES
Losses and loss adjustment expenses	$4,815.9	$4,750.8
Unearned premiums	1,702.8	1,441.8
Other payables	446.5	484.6
Silverton loan notes	76.2	70.7
Long-term debt	549.2	549.1
Total liabilities	$7,590.6	$7,297.0

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	3,363.6	3,419.3
Total liabilities and shareholders’ equity	$10,954.2	$10,716.3

Book value per share	$46.18	$46.16
Diluted book value per share (treasury stock method)	$45.16	$45.13

Aspen Insurance Holdings Limited
Summary consolidated statement of income (unaudited)
$ in millions, except ratios

	Three Months Ended
	June 30, 2015	June 30, 2014
UNDERWRITING REVENUES
Gross written premiums	$722.8	$779.3
Premiums ceded	(78.4)	(92.9)
Net written premiums	644.4	686.4
Change in unearned premiums	(35.0)	(70.2)
Net earned premiums	609.4	616.2
UNDERWRITING EXPENSES
Losses and loss adjustment expenses	360.5	337.1
Amortization of deferred policy acquisition costs	114.1	108.9
General, administrative and corporate expenses (excluding non-recurring corporate expenses)	95.4	103.5
Total underwriting expenses	570.0	549.5
Underwriting income including corporate expenses	39.4	66.7
OTHER OPERATING REVENUE
Net investment income	46.7	46.1
Interest expense	(7.3)	(7.3)
Other (expense) income	(2.7)	2.0
Total other operating revenue	36.7	40.8

OPERATING INCOME BEFORE TAX	76.1	107.5

Non-recurring corporate expenses (bid defense costs)	—	(5.3)
Net realized and unrealized exchange (losses) gains	(9.4)	7.7
Net realized and unrealized investment (losses) gains	(15.5)	27.1
INCOME BEFORE TAX	51.2	137.0
Income tax expense	(2.2)	(6.2)
NET INCOME AFTER TAX	49.0	130.8
Dividends paid on ordinary shares	(13.0)	(13.1)
Dividends paid on preference shares	(9.4)	(9.4)
Proportion due to non-controlling interest	(0.5)	—
Retained income	$26.1	$108.3
Components of net income (after tax)
Operating income	$72.2	$102.8
Non-recurring corporate expenses	—	(5.3)
Net realized and unrealized exchange (losses) gains after tax	(7.5)	6.3
Net realized investment (losses) gains after tax	(15.7)	27.0
NET INCOME AFTER TAX	$49.0	$130.8

Loss ratio	59.2%	54.7%
Policy acquisition expense ratio	18.7%	17.7%
General, administrative and corporate expense ratio	15.7%	17.7%
General, administrative and corporate expense ratio (excluding non-recurring corporate expenses)	15.7%	16.8%
Expense ratio	34.4%	35.4%
Expense ratio (excluding non-recurring corporate expenses)	34.4%	34.5%
Combined ratio	93.6%	90.1%
Combined ratio (excluding non-recurring corporate expenses)	93.6%	89.2%

Aspen Insurance Holdings Limited
Summary consolidated statement of income (unaudited)
$ in millions, except ratios

	Six Months Ended
	June 30, 2015	June 30, 2014
UNDERWRITING REVENUES
Gross written premiums	$1,642.0	$1,634.8
Premiums ceded	(234.4)	(250.9)
Net written premiums	1,407.6	1,383.9
Change in unearned premiums	(204.6)	(201.2)
Net earned premiums	1,203.0	1,182.7
UNDERWRITING EXPENSES
Losses and loss adjustment expenses	666.6	625.2
Amortization of deferred policy acquisition costs	233.4	220.9
General, administrative and corporate expenses (excluding non-recurring corporate expenses)	197.6	196.1
Total underwriting expenses	1,097.6	1,042.2
Underwriting income including corporate expenses	105.4	140.5
OTHER OPERATING REVENUE
Net investment income	94.1	95.6
Interest expense	(14.7)	(14.7)
Other (expense) income	(4.3)	1.9
Total other operating revenue	75.1	82.8

OPERATING INCOME BEFORE TAX	180.5	223.3

Non-recurring corporate expenses (bid defense costs)	—	(8.3)
Net realized and unrealized exchange (losses) gains	(20.4)	10.3
Net realized and unrealized investment gains	24.2	35.9
INCOME BEFORE TAX	184.3	261.2
Income tax expense	(7.3)	(10.0)
NET INCOME AFTER TAX	177.0	251.2
Dividends paid on ordinary shares	(25.4)	(24.8)
Dividends paid on preference shares	(18.9)	(18.9)
Proportion due to non-controlling interest	(0.5)	(0.1)
Retained income	$132.2	$207.4
Components of net income (after tax)
Operating income	$170.2	$215.5
Non-recurring corporate expenses	—	(8.3)
Net realized and unrealized exchange (losses) gains after tax	(17.3)	8.4
Net realized investment gains after tax	24.1	35.6
NET INCOME AFTER TAX	$177.0	$251.2

Loss ratio	55.4%	52.9%
Policy acquisition expense ratio	19.4%	18.7%
General, administrative and corporate expense ratio	16.4%	17.3%
General, administrative and corporate expense ratio (excluding non-recurring corporate expenses)	16.4%	16.6%
Expense ratio	35.8%	36.0%
Expense ratio (excluding non-recurring corporate expenses)	35.8%	35.3%
Combined ratio	91.2%	88.9%
Combined ratio (excluding non-recurring corporate expenses)	91.2%	88.2%

Aspen Insurance Holdings Limited
Summary consolidated financial data (unaudited)
$ in millions, except number of shares

	Three Months Ended		Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014

Basic earnings per ordinary share
Net income adjusted for preference share dividend	$0.64	$1.85	$2.55	$3.55
Operating income adjusted for preference share dividend	$1.02	$1.42	$2.44	$3.01
Diluted earnings per ordinary share
Net income adjusted for preference share dividend	$0.62	$1.82	$2.50	$3.48
Operating income adjusted for preference share dividend	$0.99	$1.40	$2.39	$2.94

Weighted average number of ordinary shares outstanding (in millions)	61.409	65.447	61.776	65.369

Weighted average number of ordinary shares outstanding and dilutive potential ordinary shares (in millions)	62.897	66.700	63.165	66.646

Book value per ordinary share	$46.18	$45.81	$46.18	$45.81
Diluted book value per ordinary share (treasury stock method)	$45.16	$44.84	$45.16	$44.84

Ordinary shares outstanding at end of the period (in millions)	60.778	65.463	60.778	65.463

Ordinary shares outstanding and dilutive potential ordinary shares at end of the period (treasury stock method) (in millions)	62.149	66.871	62.149	66.871

Aspen Insurance Holdings Limited
Summary consolidated segment information (unaudited)
$ in millions, except ratios

	Three Months Ended June 30, 2015			Three Months Ended June 30, 2014
	Reinsurance	Insurance	Total	Reinsurance	Insurance	Total

Gross written premiums	$260.7	$462.1	$722.8	$298.4	$480.9	$779.3
Net written premiums	238.2	406.2	644.4	286.9	399.5	686.4
Gross earned premiums	287.2	423.2	710.4	289.7	404.5	694.2
Net earned premiums	268.3	341.1	609.4	278.8	337.4	616.2
Losses and loss adjustment expenses	116.3	244.2	360.5	125.0	212.1	337.1
Policy acquisition expenses	50.4	63.7	114.1	49.8	59.1	108.9
General and administrative expenses	35.4	45.2	80.6	35.8	51.1	86.9
Underwriting income (loss)	$66.2	$(12.0)	$54.2	$68.2	$15.1	$83.3

Net investment income			46.7			46.1
Net realized and unrealized investment (losses) gains (1)			(15.5)			27.1
Corporate expenses			(14.8)			(16.6)
Non-recurring corporate expenses			—			(5.3)
Other (expense) income			(2.7)			2.0
Interest expense			(7.3)			(7.3)
Net realized and unrealized foreign exchange (losses) gains (2)			(9.4)			7.7
Income before tax			$51.2			$137.0
Income tax expense			(2.2)			(6.2)
Net income			$49.0			$130.8

Ratios
Loss ratio	43.3%	71.6%	59.2%	44.8%	62.9%	54.7%
Policy acquisition expense ratio	18.8%	18.7%	18.7%	17.9%	17.5%	17.7%
General and administrative expense ratio (3)	13.2%	13.3%	15.7%	12.8%	15.1%	17.7%
General and administrative expense ratio (excluding non-recurring corporate expenses) (3)	13.2%	13.3%	15.7%	12.8%	15.1%	16.8%
Expense ratio	32.0%	32.0%	34.4%	30.7%	32.6%	35.4%
Expense ratio (excluding non-recurring corporate expenses)	32.0%	32.0%	34.4%	30.7%	32.6%	34.5%
Combined ratio	75.3%	103.6%	93.6%	75.5%	95.5%	90.1%
Combined ratio (excluding non-recurring corporate expenses)	75.3%	103.6%	93.6%	75.5%	95.5%	89.2%

(1) Includes realized and unrealized capital gains and losses and realized and unrealized gains and losses on interest rate swaps
(2) Includes realized and unrealized foreign exchange gains and losses and realized and unrealized gains and losses on foreign exchange contracts
(3) The total group general and administrative expense ratio includes the impact from corporate expenses

Aspen Insurance Holdings Limited
Summary consolidated segment information (unaudited)
$ in millions, except ratios

	Six Months Ended June 30, 2015			Six Months Ended June 30, 2014
	Reinsurance	Insurance	Total	Reinsurance	Insurance	Total

Gross written premiums	$745.5	$896.5	$1,642.0	$770.6	$864.2	$1,634.8
Net written premiums	680.3	727.3	1,407.6	729.5	654.4	1,383.9
Gross earned premiums	553.0	838.3	1,391.3	568.2	778.1	1,346.3
Net earned premiums	517.7	685.3	1,203.0	545.5	637.2	1,182.7
Losses and loss adjustment expenses	221.8	444.8	666.6	235.4	389.8	625.2
Policy acquisition expenses	103.8	129.6	233.4	100.2	120.7	220.9
General and administrative expenses	67.8	100.5	168.3	68.6	97.0	165.6
Underwriting income	$124.3	$10.4	$134.7	$141.3	$29.7	$171.0

Net investment income			94.1			95.6
Net realized and unrealized investment gains (1)			24.2			35.9
Corporate expenses			(29.3)			(30.5)
Non-recurring corporate expenses			—			(8.3)
Other (expense) income			(4.3)			1.9
Interest expense			(14.7)			(14.7)
Net realized and unrealized foreign exchange (losses) gains (2)			(20.4)			10.3
Income before tax			$184.3			$261.2
Income tax expense			(7.3)			(10.0)
Net income			$177.0			$251.2

Ratios
Loss ratio	42.8%	64.9%	55.4%	43.2%	61.2%	52.9%
Policy acquisition expense ratio	20.1%	18.9%	19.4%	18.4%	18.9%	18.7%
General and administrative expense ratio (3)	13.1%	14.7%	16.4%	12.6%	15.2%	17.3%
General and administrative expense ratio (excluding non-recurring corporate expenses) (3)	13.1%	14.7%	16.4%	12.6%	15.2%	16.6%
Expense ratio	33.2%	33.6%	35.8%	31.0%	34.1%	36.0%
Expense ratio (excluding non-recurring corporate expenses)	33.2%	33.6%	35.8%	31.0%	34.1%	35.3%
Combined ratio	76.0%	98.5%	91.2%	74.2%	95.3%	88.9%
Combined ratio (excluding non-recurring corporate expenses)	76.0%	98.5%	91.2%	74.2%	95.3%	88.2%

(1) Includes realized and unrealized capital gains and losses and realized and unrealized gains and losses on interest rate swaps
(2) Includes realized and unrealized foreign exchange gains and losses and realized and unrealized gains and losses on foreign exchange contracts
(3) The total group general and administrative expense ratio includes the impact from corporate expenses

About Aspen Insurance Holdings Limited
Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Bermuda, France, Germany, Ireland, Singapore, Switzerland, the United Kingdom and the United States. For the year ended December 31, 2014, Aspen reported $10.7 billion in total assets, $4.8 billion in gross reserves, $3.4 billion in total shareholders’ equity and $2.9 billion in gross written premiums. Its operating subsidiaries have been assigned a rating of “A” (“Strong”) by Standard & Poor’s Financial Services LLC (“S&P”), an “A” (“Excellent”) by A.M. Best Company Inc. (“A.M. Best”) and an “A2” (“Good”) by Moody’s Investor Service, Inc. (“Moody’s”).

For more information about Aspen, please visit www.aspen.co.

Forward-looking Statements Safe Harbor
This press release contains, and Aspen’s earnings conference call will contain, written or oral “forward-looking statements” within the meaning of the US federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “do not believe,” “aim,” “project,” “anticipate,” “seek,” “will,” “likely,” “assume,” “estimate,” “may,” “continue,” “guidance,” “objective,” “outlook,” “trends,” “future,” “could,” “would,” “should,” “target,” "on track" and similar expressions of a future or forward-looking nature.

All forward-looking statements rely on a number of assumptions, estimates and data concerning future results and events and are subject to a number of uncertainties and other factors, many of which are outside Aspen’s control that could cause actual results to differ materially from such statements.

All forward-looking statements address matters that involve risks and uncertainties.  Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. Aspen believes these factors include, but are not limited to: our ability to successfully implement steps to further optimize the business portfolio, ensure capital efficiency and enhance investment returns; the possibility of greater frequency or severity of claims and loss activity, including as a result of natural or man-made (including economic and political risks) catastrophic or material loss events, than our underwriting, reserving, reinsurance purchasing or investment practices have anticipated; the assumptions and uncertainties underlying reserve levels that may be impacted by future payments for settlements of claims and expenses or by other factors causing adverse or favorable development, including our assumptions on inflation costs associated with long-tail casualty business which could differ materially from actual experience; the reliability of, and changes in assumptions to, natural and man-made catastrophe pricing, accumulation and estimated loss models; decreased demand for our insurance or reinsurance products and cyclical changes in the insurance and reinsurance industry; the models we use to assess our exposure to losses from future natural catastrophes contain inherent uncertainties and our actual losses may differ significantly from expectations; our capital models may provide materially different indications than actual results; increased competition from existing insurers and reinsurers and from alternative capital providers and insurance-linked funds and collateralized special purpose insurers on the basis of pricing, capacity, coverage terms, new capital, binding authorities to brokers or other factors and the related demand and supply dynamics as contracts come up for renewal; our ability to execute our business plan to enter new markets, introduce new products and develop new distribution channels, including their integration into our existing operations; our acquisition strategy; the recent consolidation in the (re)insurance industry; loss of one or more of our senior underwriters or key personnel; changes in our ability to exercise capital management initiatives (including our share repurchase program) or to arrange banking facilities as a result of prevailing market conditions or changes in our financial position; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic conditions, including inflation, deflation, foreign currency exchange rates, interest rates and other factors that could affect our financial results; the risk of a material decline in the value or liquidity of all or parts of our investment portfolio; the risks associated with the management of capital on behalf of investors; evolving issues with respect to interpretation of coverage after major loss events; our ability to adequately model and price the effects of climate cycles and climate change; any intervening legislative or governmental action and changing judicial interpretation and judgments on insurers’ liability to various risks; the risks related to litigation; the effectiveness of our risk management loss limitation methods, including our reinsurance purchasing; changes in the total industry losses, or our share of total industry losses, resulting from past events and, with respect to such events, our reliance on loss reports received from cedants and loss adjustors, our reliance on industry loss estimates and those generated by modeling techniques, changes in rulings on flood damage or other exclusions as a result of prevailing lawsuits and case law; the impact of one or more large losses from events other than natural catastrophes or by an unexpected accumulation of attritional losses and deterioration with loss estimates; the impact of acts of terrorism, acts of war and related legislation; any changes in our reinsurers’ credit quality and the amount and timing of reinsurance recoverables; the continuing and uncertain impact of the current depressed lower growth economic environment in many of the countries in which we operate; our reliance on information and technology and third-party service providers for our operations and systems; the level of inflation in repair costs due to limited availability of labor and materials after catastrophes; a decline in our operating subsidiaries’ ratings with S&P, A.M. Best or Moody’s; the failure of our reinsurers, policyholders, brokers or other intermediaries to honor their payment obligations; our reliance on the assessment and pricing of individual risks by third parties; our dependence on a few brokers for a large portion of our revenues; the persistence of heightened financial risks, including excess sovereign debt, the banking system and the Eurozone crisis; changes in government regulations or tax laws in jurisdictions where we conduct business; changes in accounting principles or policies or in the application of such accounting principles or policies; increased counterparty risk due to the credit impairment of financial institutions; and Aspen or Aspen Bermuda Limited becoming subject to income taxes in the United States or the United Kingdom. For a more detailed description of these uncertainties and other factors, please see the “Risk Factors” section in Aspen’s Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission on February 23, 2015.  Aspen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

In addition, any estimates relating to loss events involve the exercise of considerable judgment and reflect a combination of ground-up evaluations, information available to date from brokers and cedants, market intelligence, initial tentative loss reports and other sources. The actuarial range of reserves and management’s best estimate represents a distribution from our internal capital model for reserving risk based on our then current state of knowledge and explicit and implicit assumptions relating to the incurred pattern of claims, the expected ultimate settlement amount, inflation and dependencies between lines of business. Due to the complexity of factors contributing to the losses and the preliminary nature of the information used to prepare these estimates, there can be no assurance that Aspen’s ultimate losses will remain within the stated amount.

(1)Non-GAAP Financial Measures
In presenting Aspen’s results, management has included and discussed certain “non-GAAP financial measures” as such term is defined in Regulation G. Management believes that these non-GAAP financial measures, which may be defined differently by other companies, better explain Aspen’s results of operations in a manner that allows for a more complete understanding of the underlying trends in Aspen’s business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP. The reconciliation of such non-GAAP financial measures to their respective most directly comparable GAAP financial measures in accordance with Regulation G is included in the financial supplement, which can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

Annualized Operating Return on Average Equity (“Operating ROE”) is a non-GAAP financial measure. Operating ROE is calculated using operating income, as defined below, and average equity is calculated as the arithmetic average on a monthly basis for the stated periods of shareholders’ equity excluding the aggregate value of the liquidation preferences of our preference shares net of issuance costs and the total amount of non-controlling interest. Aspen presents Operating ROE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.

See page 22 of Aspen’s financial supplement for a reconciliation of operating income to net income and page 7 for a reconciliation of average ordinary shareholders’ equity to average shareholders’ equity. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

Operating Income is a non-GAAP financial measure. Operating income is an internal performance measure used by Aspen in the management of its operations and represents after-tax operational results excluding, as applicable, after-tax net realized and unrealized gains or losses, including net realized and unrealized gains and losses on interest rate swaps, after-tax net foreign exchange gains or losses, including net realized and unrealized gains and losses from foreign exchange contracts and certain non-recurring items. In 2014, non-

recurring items included costs associated with defending the unsolicited approach from Endurance Specialty Holdings Ltd. in the amount of $5.3 million and $8.3 million for the three and six months ended June 30, 2014.

Aspen excludes the items above from its calculation of operating income because they are either not expected to recur and therefore are not reflective of underlying performance or the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. Aspen believes these amounts are largely independent of its business and underwriting process and including them would distort the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, Aspen believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Aspen’s results of operations in a manner similar to how management analyzes Aspen’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income. Please see page 22 of Aspen’s financial supplement for a reconciliation of operating income to net income. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

Diluted Book Value per Ordinary Share is not a non-GAAP financial measure. Aspen has included diluted book value per ordinary share as it illustrates the effect on basic book value per share of dilutive securities thereby providing a better benchmark for comparison with other companies. Diluted book value per share is calculated using the treasury stock method, defined on page 21 of Aspen’s financial supplement, which can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

Diluted Operating Earnings per Share and Basic Operating Earnings per Share are non-GAAP financial measures. Aspen believes that the presentation of diluted operating earnings per share and basic operating earnings per share supports meaningful comparison from period to period and the analysis of normal business operations. Diluted operating earnings per share and basic operating earnings per share are calculated by dividing operating income by the diluted or basic weighted average number of shares outstanding for the period. See page 22 of Aspen’s financial supplement for a reconciliation of diluted and basic operating earnings per share to basic earnings per share. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

Accident Year Loss Ratio Excluding Catastrophes is a non-GAAP financial measure.  Aspen believes that the presentation of loss ratios excluding catastrophes and prior year reserve movements supports meaningful comparison from period to period of the underlying performance of the business.  Accident year loss ratios excluding catastrophes are calculated by dividing net losses excluding catastrophe losses, net expenses and prior year reserve movements by net earned premiums excluding catastrophe-related reinstatement premiums.  Aspen has defined catastrophe losses in the first half of 2015 as losses associated with storms in Europe, Australia and North America and in 2014 as losses associated with winter storms in the U.S. and Japan and flood losses in the U.K. See pages 10 and 11 of Aspen’s financial supplement for a reconciliation of loss ratios to accident year loss ratios excluding catastrophes.

(2) The outlook for 2015
The outlook for 2015 assumes our expectations of normal loss experience, our current view of interest rates and our prospective view of the insurance rate environment. Our outlook in 2015 is necessarily subject to heightened sensitivity in relation to these assumptions which are likely to be the subject of future change, amendment, update and review, as necessary. For example, our assumptions for rising interest rates in 2015 are subject to and dependent upon the anticipated and actual monetary policy decisions taken by the central banks in the jurisdictions in which we operate. Our assumptions are also based on the retention of our senior underwriters and client relationships. In addition, the models underlying our normal loss experience assumptions will produce different illustrative loss patterns if the modeling assumptions are changed. Greater decreases in pricing in certain business lines, if sustained, are also expected to have an adverse effect on operating return on equity. This outlook is subject to change for many reasons, including unusual or unpredictable items, such as catastrophe losses, loss reserve development, investment results and other items.